EXHIBIT A5



                          JULIUS BAER INVESTMENT FUNDS

                  AMENDMENT NO. 5 TO THE MASTER TRUST AGREEMENT

         The undersigned, Assistant Secretary of Julius Baer Investment Funds (the "Trust"), does hereby certify that pursuant to Article VII, Section 7.3, of the Master Trust Agreement dated April 30, 1992, as amended (the "Master Trust Agreement"), the following preamble and resolutions were duly adopted by the Board of Trustees at a meeting of the Board of Trustees held on October 2, 2002.

         WHEREAS, pursuant to Article IV, Section 4.2 of the Trust's Master Trust Agreement the Board of Trustees, at a meeting held on June 26, 2002, established and designated the Julius Baer Global High Yield Fund (the "Fund"), as series of the Trust;

         NOW, THEREFORE, BE IT RESOLVED, that the Fund shall consist of two classes of shares: Class A shares and Class I shares; and

         FURTHER RESOLVED, that the Master Trust Agreement is hereby further amended so as to establish and designate the Fund as a Sub-Trust of the Trust, and that the number of shares of the Sub-Trust which the Trust is authorized to issue is an unlimited number of shares of beneficial interest, with a par value of $.001 per share, with the shares of the Sub-Trust having such relative rights and preferences as set forth in the Master Trust Agreement for separate Sub-Trust; and

         FURTHER RESOLVED, that the proper officers of the Trust be, and hereby are, authorized to execute and file any and all certificates, documents and instruments and to take such other actions and to pay all requisite fees and expenses in order to effectuate the foregoing resolutions.

         IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 8th day of October, 2002.


                                               /s/ Cynthia J. Surprise
                                               -----------------------
                                               Cynthia J. Surprise
                                               Assistant Secretary